Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 26, 2006, by and between Citadel Broadcasting Corporation (the “Company”), and Robert G. Freedline (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Executive as Chief Financial Officer of the Company from and after the Effective Date until such date as his term of employment shall end pursuant to the terms and conditions contained herein;

WHEREAS, Executive desires to be employed by the Company in such position and for such period pursuant to the terms and conditions contained herein;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Executive agree as follows:

I.	Employment Period. Subject to the terms and conditions of this Agreement, Executive’s employment with the Company shall begin on May 26, 2006 (the “Effective Date”) and shall continue through May 25, 2009 (the “Term”).

II.	Position and Duties.

A.	During the Term of this Agreement, Executive shall be the Chief Financial Officer of the Company and shall have such duties and responsibilities as are customary for such position and consistent with those duties and responsibilities of a Chief Financial Officer of a corporation that is comparable to the Company. Executive shall report directly to the Chief Executive Officer of the Company and to the Board of Directors of the Company (the “Board”). Executive’s services shall be performed at the offices of the Company located in New York, NY or an office that is located no more than 25 miles from such offices, subject to reasonable travel requirements.

B.	Excluding periods of vacation, sick leave and disability to which Executive is entitled pursuant to the terms of this Agreement, during the Term, Executive agrees to devote substantially all of his business time to the performance of his duties and responsibilities under this Agreement; provided that Executive may (i) engage in civic or charitable activities, including serving on corporate, civic, educational, philanthropic or charitable boards or committees, (ii) manage Executive’s personal investments and (iii) perform consulting services under the Consulting Agreement (as defined below) subject to the terms and conditions prescribed in Section II.C below, provided further, that, in each case, such activities do not materially interfere with the performance of Executive’s duties and responsibilities hereunder.

C.	From time to time, Executive may perform Consulting Services (as defined below) for CBS Corporation or its successor (“CBS”), as successor to Viacom, Inc., pursuant to a Consulting Agreement dated February 28, 2005 between Executive and Viacom, Inc. (the “Consulting Agreement”). Under the Consulting Agreement, Executive has agreed to provide CBS with consulting services concerning any questions relating to the Westinghouse discontinued operations, the Viacom/CBS merger and any other matters within the scope of Executive’s responsibilities while he was employed by Viacom, Inc. or its predecessors prior to February 28, 2005 on which his expertise is sought (the “Consulting Services”) for the period ending December 31, 2008, subject to earlier termination under certain circumstances, and for up to 150 hours for each of (i) the period from July 1, 2006 to December 31, 2006, (ii) calendar year 2007 and (iii) calendar year 2008. Executive may perform Consulting Services pursuant to the Consulting Agreement during the term thereof; provided, however, that:

1.	Executive represents and warrants to the Company that he is not aware of any actual or potential conflicts between the Consulting Services currently being provided and the interests of the Company and Executive has provided a written notice to the Chief Executive Officer of the Company describing the material terms of such current Consulting Services;

2.	If Executive intends to provide Consulting Services with respect to a new assignment under the Consulting Agreement (a “Consulting Assignment”), he shall provide written notice to the Chief Executive Officer of the Company describing the material terms of such Consulting Assignment;

3.	The Company, within the ten (10) business day period after receipt of such written notice by the Chief Executive Officer of the Company (the “Determination Period”), shall determine, in good faith, whether such Consulting Assignment presents an actual or potential conflict with the interests of the Company;

4.	If the Company determines, in good faith, that such Consulting Assignment presents an actual or potential conflict with the interests of the Company, the Company may, in its sole discretion, notify Executive in writing of such determination within the Determination Period and instruct Executive to refrain from undertaking such Consulting Assignment, in which case Executive shall so refrain from providing such Consulting Services with respect to such Consulting Assignment;

5.	If the Company does not instruct the Executive to refrain from undertaking such Consulting Assignment as set forth in Section II.C.4 above, Executive may undertake such Consulting Assignment and provide Consulting Services in connection therewith, provided, however, that if Executive or the Company at any time becomes aware of an actual or potential conflict between the interests of the Company and the Consulting Services being provided pursuant to such Consulting Assignment, the party becoming aware of such actual or potential conflict shall provide written notice of such actual or potential conflict to the other party hereto and, if so requested by the Company, Executive shall refrain from performing any further Consulting Services in connection with such Consulting Assignment.

III.	Compensation and Reimbursement. As compensation to Executive for his employment services under this Agreement:

A.	Base Salary. The Company shall pay to Executive a base salary at an annual rate equal to $500,000 per year (the “Base Salary”), which shall be paid in accordance with the Company’s payroll practices for executive officers, but not less frequently than monthly. The Base Salary shall be subject to annual review by the Board or the Compensation Committee (or similar committee) of the Company (the “Compensation Committee”) whereupon the Base Salary may be increased (but not decreased) at their sole discretion.

B.	Annual Incentive Bonus. Executive shall be given the opportunity to earn an incentive bonus (the “Incentive Bonus”) for each calendar year (or portion thereof) during the Term of this Agreement. The actual amount payable to Executive as an Incentive Bonus with respect to a Performance Year (as defined below) shall be dependent upon a review by the Compensation Committee of Executive’s performance during the calendar year or portion thereof that employment services are provided under this Agreement (each such year or portion thereof to which the performance objectives relate is referred to as a “Performance Year”) and the achievement of performance objectives established by the Board or the Compensation Committee during such Performance Year, which performance objectives shall be substantially similar to the performance objectives established for other senior executive officers of the Company, other than the Chief Executive Officer of the Company. Executive’s target Incentive Bonus opportunity for each Performance Year during the Term shall be no less than one year of Base Salary at the highest rate in effect during such Performance Year (the “Target Bonus Opportunity”), provided that for the Performance Year ending December 31, 2006, the Target Bonus Opportunity shall be 80% of one year of Base Salary. Accordingly, depending on the review by the Compensation Committee of Executive’s performance and the attainment of the performance objectives during the Performance Year, the actual amount payable as the Incentive Bonus to Executive for each Performance Year during the Term of this Agreement may be less than, greater than or equal to the Target Bonus Opportunity. Any Incentive Bonus shall be paid at the same time as similar bonuses are payable to other officers of the Company, but in no event later than two and a half (2 1/2) months following the end of the Performance Year with respect to which such Incentive Bonus is to be paid.

C.	Equity Compensation.

1.	Initial Equity Award. On the date hereof, pursuant to the terms of the Company’s 2002 Stock Option and Award Plan, as amended and restated on May 25, 2005 (the “Plan”), Executive shall be granted: (i) 100,000 Shares (as defined in the Plan) of Restricted Stock (as defined in the Plan) and (ii) Options (as defined in the Plan) to purchase 150,000 Shares, with an exercise price equal to the Fair Market Value (as defined in the Plan) per Share, on the date hereof (such grants, collectively the “Initial Equity Award”). The terms of the Initial Equity Award shall be governed by (i) this Agreement, (ii) the Plan and (iii) a Restricted Stock Agreement and Option Agreement substantially in the form of Exhibit A and Exhibit B attached hereto, respectively, each to be executed on the date hereof.

2.	Subsequent Equity Awards. On each anniversary of the Effective Date, Executive shall be eligible to receive, pursuant to the terms of the Plan (or a successor plan): (i) an additional grant of Shares of Restricted Stock having a Restricted Stock Equity Award Value on the date of grant at least equal to the Restricted Stock Equity Award Value of the Restricted Stock component of the Initial Equity Award on the date it was granted and (ii) an additional grant of Options to purchase Shares, with an exercise price per Share equal to the Fair Market Value (as defined in the Plan) per Share on the date of grant, having an Option Equity Award Value on the date of grant at least equal to the Option Equity Award Value of the Options component of the Initial Equity Award on the date it was granted (each such award, a “Subsequent Equity Award”; the Initial Equity Award and the Subsequent Equity Awards are referred to herein collectively as the “Equity Awards”).

For purposes of this Agreement: “Restricted Stock Equity Award Value” shall equal the number of Shares of Restricted Stock subject to an award times the Fair Market Value (as defined in the Plan) per Share on the date of grant. For purposes of this Agreement, “Option Equity Award Value” shall equal the number of Options subject to an award times the Black-Scholes estimated fair value of an Option on the date of grant based on (i) the exercise price, (ii) sixty (60) day average volatility for the Company’s common stock, (iii) the Company’s dividend yield computed by dividing the current quarterly dividend annualized by the average closing market price for the ten (10) trading days immediately preceding the date of grant, (iv) the risk free-yield curve on the date of grant and (v) the expected term of such award.

3.	Vesting. Each Equity Award held by Executive shall vest according to the following schedule; provided that Executive is continuously employed with the Company through such date and continues to hold such Equity Award as of such date:

Date	Amount Vested
The first May 25 following the grant date	33.33% of the Equity Award
The second May 25 following the grant date	66.67% of the Equity Award
The third May 25 following the grant date	100% of the Equity Award

4.	Special Dividend. The special dividend (the “Special Dividend”) to be paid by the Company in connection with the transactions contemplated by the Merger Agreement dated as of February 6, 2006 by and among the Company, Alphabet Acquisition Corp., The Walt Disney Company and ABC Chicago FM Radio, Inc. (the “ABC Transaction”) shall be paid in cash to Executive with respect to the Shares of Restricted Stock held by Executive as of the record date set by the Board with respect to the Special Dividend and will not be subject to any restrictions or vesting. The Options granted to Executive prior to the ex-dividend date of the Special Dividend shall be adjusted in the following manner:

a.	The per share Option exercise price per Share shall be divided by the Special Dividend Adjustment Factor (as defined below); and

b.	The number of Shares subject to the Options shall be multiplied by the Special Dividend Adjustment Factor. The “Special Dividend Adjustment Factor” means a number, the numerator of which shall be the closing price per Share on the first trading date immediately preceding the ex-dividend date and the denominator of which shall be the closing price per Share on the first trading date immediately preceding the ex-dividend date minus the Special Dividend amount.

D.	Benefits. During the Term, Executive shall receive employee benefits and be eligible to participate in all employee benefit plans in a manner commensurate with the other senior executive officers of the Company other than the Chief Executive Officer of the Company.

E.	Business Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement for all expenses incurred by Executive in the performance of his duties and responsibilities hereunder, subject to such written documentation as the Company may reasonably require in accordance with its standard expense reimbursement practices and policies.

F.	Office and Support Staff. During the Term, Executive shall be entitled to an office and secretarial and other assistance consistent with his position and the support provided to the other senior executive officers of the Company, other than the Chief Executive Officer of the Company.

G.	Vacation. Executive shall be entitled to 4 weeks paid vacation per year.

IV.	Employment Termination.

A.	At End of Term. Executive’s employment shall terminate at the end of the Term.

B.	Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. The Company may terminate Executive’s employment after having established Executive’s Disability (as defined below) by giving the Executive a Notice of Termination (as defined below). For purposes of this Agreement, “Disability” shall mean any physical or mental illness, impairment or infirmity which materially impairs Executive’s ability to perform the essential functions of his position, including his essential duties and responsibilities under this Agreement, with reasonable accommodation, for at least one hundred eighty (180) days during any 365-consecutive-day period. Notwithstanding the foregoing, to the extent that any payment or benefit under this Agreement that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) may be triggered due to a Disability, “Disability” shall mean Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12)

months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.

C.	With or Without Cause. The Company may terminate Executive’s employment with or without Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s willful and continued failure to perform substantially his duties with the Company (other than any such failure resulting from Executive’s Disability or any such failure subsequent to Executive being delivered notice of the Company’s intent to terminate Executive’s employment without Cause or delivering to the Company a notice of Executive’s intent to terminate for Good Reason) after a written demand for substantial performance is delivered to Executive by the Board, the Compensation Committee or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board, the Compensation Committee or the Chief Executive Officer of the Company believes Executive has not substantially performed Executive’s duties and Executive, after a period of no less than thirty days as set forth in the Company’s notice, has failed to cure such failure; (ii) Executive’s willful dishonesty or misconduct in the performance of his duties that could reasonably be expected to cause a material harm to the Company or any of its subsidiaries; (iii) Executive’s involvement in a transaction in connection with the performance of his duties to the Company or any of its subsidiaries which has not been disclosed to the Board or Company and which is adverse to the interests of the Company or its subsidiaries and which is engaged in for personal profit (whether for the benefit of Executive or any other person or entity related to Executive or with respect to which Executive has a material interest); or (iv) Executive’s conviction (by a court of competent jurisdiction) of, or a plea of nolo contendere to, any crime that constitutes a felony under federal, state or local law (other than a motor vehicle violation for which no custodial penalty is imposed). For purpose of the definition of Cause set forth above, no act or failure to act shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action was in the best interests of the Company and its subsidiaries. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

D.	With or Without Good Reason. Executive may terminate his employment with or without Good Reason. For purposes of this Agreement, “Good

Reason” shall mean, without Executive’s express written consent: (i) a reduction in Executive’s Base Salary or a material reduction or discontinuance of any material benefit plan; (ii) a failure to award an Incentive Bonus to Executive in an amount equal to at least 75% of Executive’s Target Bonus Opportunity for any Performance Year ending after December 31, 2006; (iii) a failure to award an Incentive Bonus to Executive in an amount equal to at least $300,000 for the Performance Year ending December 31, 2006; (iv) a failure on the part of the Company to grant or cause to be granted to Executive (A) the Initial Equity Award or (B) on or prior to each anniversary of the Effective Date, a Subsequent Equity Award that has a combined Restricted Stock Equity Award Value and Option Equity Award Value equal to at least $1 million as of the date of grant and in the same proportions of relative Restricted Stock Equity Award Value and Option Equity Award Value of the Initial Equity Award on the date it was granted; (v) any change in the position, duties, responsibilities (including reporting responsibilities) or status of Executive that is inconsistent and adverse to Executive in any material respect with Executive’s position, duties, responsibilities or status with or to the Company as a public company as of the Effective Date (including Executive not serving as the Chief Financial Officer of the public parent company); (vi) a requirement by the Company that Executive be based in an office that is located more than 25 miles from Executive’s principal place of employment as of the Effective Date; or (vii) any material failure on the part of the Company to comply with and satisfy the terms of this Agreement; provided, that a termination by Executive with Good Reason shall be effective only if Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason and within thirty (30) days following delivery of such Notice of Termination for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of Executive; provided further, that Executive shall not be required to deliver to the Company a Notice of Termination within ninety (90) days after Executive first learns of the existence of circumstances giving rise to Good Reason pursuant to clause (v) above.

E.	Notice of Termination. Any termination by the Company with or without Cause or on account of Disability, or by Executive with or without Good Reason, shall be communicated in writing to the other party hereto (a “Notice of Termination”). Such Notice of Termination shall include: (i) the specific termination provision of this Agreement relied upon, (ii) reasonable detail as to the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the termination date is different from the date of the receipt of such notice, the specified termination date.

V.	Company Obligations Upon An Employment Termination.

A.	End of Term. Upon termination of Executive’s employment at the end of the Term pursuant to Section IV.A. above, Executive shall be entitled to the following:

1.	50% of all unvested Equity Awards held by Executive as of the date of such termination shall become vested. For the avoidance of doubt, any Equity Awards that are scheduled to vest on or before such termination date shall be considered vested rather than unvested for the purpose of determining the amount of unvested Equity Awards as of the date of such termination; and

2.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the sum of the Accrued Obligations (as defined below) and the Pro Rata Bonus Amount (as defined below).

B.	Death or Disability. Upon termination of Executive’s employment due to death or Disability, Executive (or Executive’s beneficiaries, as applicable) shall be entitled to the following:

1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the sum of the Accrued Obligations (as defined below) and the Pro Rata Bonus Amount (as defined below).

For purposes of this Agreement, “Accrued Obligations” shall mean all amounts earned or accrued through the date of termination but not paid as of the date of termination, including but not limited to (a) Base Salary, (b) expenses incurred by the Executive for the period ending on the date of termination, (c) vacation pay and (d) any unpaid Incentive Bonus with respect to the most recently completed Performance Year prior to the date on which such termination occurs, provided, that if such termination occurs prior to the determination by the Board or the Compensation Committee of the Incentive Bonus with respect to the most recently completed Performance Year, then an amount equal to the most recent Incentive Bonus awarded to Executive unless such Incentive Bonus was awarded with respect to the Performance Year ended on December 31, 2006, in which case, an amount equal to 125% of the Incentive Bonus awarded in respect of the Performance Year ended on December 31, 2006.

For purposes of this Agreement, the “Pro Rata Bonus Amount” shall mean an amount representing a pro rata portion (based on the number of days in the period beginning on the first day of the current Performance Year and ending on the date of termination) of the greater of (a) 100% of the Target Bonus Opportunity for the Performance Year in which such termination occurs or (b) 100% of the Incentive Bonus awarded to Executive in respect of the most recent Performance Year for which an Incentive Bonus has been awarded, provided, that if the Performance Year referred to in subclause (b) ended on December 31, 2006, then the amount referred to in such subclause shall be equal to 125% of the Incentive Bonus awarded in respect of the Performance Year ended on December 31, 2006;

2.	To the extent permitted by the Company’s plans at the time of termination, the continuation of medical, dental, life insurance, disability and other welfare benefits (to the extent made available to Executive and his dependents prior to termination) for Executive (and his dependents) for one year following termination, provided, that if Executive’s continued participation in any such medical, dental, life insurance, disability or other welfare plan is not permitted, Executive shall be entitled to a lump sum payment, to be paid on the tenth business day following such termination, equal to the cost to the Company of providing benefits under such plan(s) in which he (or his dependents) is unable to participate for such one year period; and

3.	If such termination occurs on or after the eighteen month anniversary of the Effective Date, all unvested Equity Awards held by Executive as of the date of such termination shall become vested upon such termination. If such termination occurs prior to the eighteen month anniversary of the Effective Date, all unvested Equity Awards held by Executive as of the date of such termination shall be canceled upon such termination.

C.	By Company for “Cause” or by Executive without “Good Reason”. In the event of a termination of employment by the Company for Cause or a resignation by the Executive without Good Reason (other than pursuant to Section IV.A above), Executive shall be entitled to the following:

1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the Accrued Obligations; and

2.	Executive shall retain all Equity Awards held by Executive that have vested as of such termination. All unvested Equity Awards held by Executive as of the date of such termination shall be canceled upon such termination.

D.	By Company without “Cause” or by Executive for “Good Reason”. In the event of a termination of employment by the Company without Cause (other than pursuant to Section IV.A above) or a resignation by the Executive with Good Reason, Executive shall be entitled to the following:

1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the sum of:

a.	The Accrued Obligations;

b.	The Pro Rata Bonus Amount;

c.	One year of Base Salary at the rate then in effect; and

d.	(i)	If Executive is terminated by the Company without Cause (other than pursuant to Section IV.A above) or Executive resigns with Good Reason (other than a resignation by reason of clause (ii) or clause (iii) in the definition of “Good Reason”), 100% of the greater of (x) the Target Bonus Opportunity for the Performance Year in which the termination occurs or (y) 100% of the Incentive Bonus awarded to Executive in respect of the most recent Performance Year for which an Incentive Bonus has been awarded, provided, that if the Performance Year referred to in subclause (y) ended on December 31, 2006, then the amount referred to in such subclause shall be equal to 125% of the Incentive Bonus awarded in respect of the Performance Year ended on December 31, 2006; or

	(ii)	If Executive resigns with Good Reason by reason of clause (iii) in the definition of “Good Reason” above and such resignation occurs in calendar year 2007, 75% of the Target Bonus Opportunity for the Performance Year ending December 31, 2007; or

	(iii)	If Executive resigns with Good Reason by reason of clause (ii) in the definition of “Good Reason” above and such resignation occurs in calendar year 2008 or thereafter, 100% of the greater of (x) the Incentive Bonus awarded for the most recently completed Performance Year or (y) the Incentive Bonus awarded for the Performance Year immediately preceding the most recently completed Performance Year, provided, that if the

Performance Year referred to in subclause (y) ended on December 31, 2006, then the amount referred to in such subclause shall be equal to 125% of the Incentive Bonus awarded in respect of the Performance Year ended on December 31, 2006.

2.	To the extent permitted by the Company’s plans at the time of termination, the continuation of medical, dental, life insurance, disability and other welfare benefits (to the extent made available to Executive and his dependents prior to termination) for Executive (and his dependents) for one year following termination, provided, that if Executive’s continued participation in any such medical, dental, life insurance, disability or other welfare plan is not permitted, Executive shall be entitled to a lump sum payment, to be paid on the tenth business day following such termination, equal to the cost to the Company of providing benefits under such plan(s) in which he (or his dependents) is unable to participate for such one year period; and

3.	All unvested Equity Awards held by Executive as of the date of such termination shall become vested upon such termination.

E.	By Company without “Cause” or by Executive for “Good Reason” in connection with a Change in Control. Notwithstanding the foregoing, in the event of a termination of employment by the Company without Cause (other than pursuant to Section IV.A above) or a resignation by the Executive with Good Reason (i) at the request of any third party participating in or causing a Change in Control or (ii) within twelve (12) months following a Change in Control, Executive shall be entitled to the following:

1.	A lump sum payment, to be paid on the tenth business day following such termination, equal to the greater of:

a.	the amount contemplated to be paid to Executive pursuant to Section V.D.1 above upon a termination of employment by Company without “Cause” (other than pursuant to Section IV.A above) or by Executive for “Good Reason” in the absence of a Change in Control; or

b.	the sum of the following:

(i)	The Accrued Obligations;

(ii)	The Pro Rata Bonus Amount;

(iii)	Base Salary then in effect for the remainder of the Term; and

(iv)	An amount equal to the product of (x) the number of days remaining in the Term divided by 365, multiplied by (y) the greater of (1) the Target Bonus Opportunity for the Performance Year in which the termination occurs or (2) 100% of the Incentive Bonus awarded to Executive in respect of the most recent Performance Year for which an Incentive Bonus has been awarded, provided, that if the Performance Year referred to in subclause (2) ended on December 31, 2006, then the amount referred to in such subclause shall be equal to 125% of the Incentive Bonus awarded in respect of the Performance Year ended on December 31, 2006;

2.	To the extent permitted by the Company’s plans at the time of termination, the continuation of medical, dental, life insurance, disability and other welfare benefits (to the extent made available to Executive and his dependents prior to termination) for Executive (and his dependents) for the longer of (x) one year following termination or (y) the remainder of the Term, provided, that if Executive’s continued participation in any such medical, dental, life insurance, disability or other welfare plan is not permitted, Executive shall be entitled to a lump sum payment, to be paid on the tenth business day following such termination, equal to the cost to the Company of providing benefits under such plan(s) in which he (or his dependents) is unable to participate for such period.

For purposes of this Agreement, “Change in Control” shall have the same meaning ascribed to such term in the Plan, provided, however, that the ABC Transaction shall not constitute a Change in Control for purposes of this Agreement.

F.	409A Considerations. Notwithstanding anything else contained herein to the contrary, the Company and Executive agree that any payment or benefit required to be made or provided to Executive hereunder upon his termination of employment (including pursuant to this Section V) shall be delayed to the date immediately following the six month anniversary of Executive’s date of termination to the extent necessary to avoid imposition on Executive of any tax penalty, including interest, imposed under Section 409A of the Code. Executive and the Company agree to use reasonable best efforts to cooperate, including by restructuring the timing of payments under this Agreement or the terms of the Options, to avoid the imposition of any additional tax or interest charge under Section 409A in respect of payments to Executive under this Agreement or the adjustment to the Options as a result of the Special Dividend as contemplated by Section III.C.4 above.

VI.	Change in Control. Notwithstanding anything herein to the contrary, all unvested Equity Awards held by Executive as of the date of a Change in Control during the Term of this Agreement shall become vested upon such Change in Control.

VII.	Restrictive Covenants.

A.	Confidential Information. Without the prior written consent of the Company, except (i) as reasonably necessary in the course of carrying out his duties hereunder or (ii) to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Executive shall not disclose any trade secrets, customer lists, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management of the Company or its subsidiaries), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or its subsidiaries designated as confidential or proprietary that the Company or its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or its subsidiaries (collectively, “Confidential Information”) unless such Confidential Information has been previously disclosed to the public by the Company or its subsidiaries or has otherwise become available to the public (other than by any action of Executive in breach of this Agreement or his obligations to the Company and its subsidiaries).

B.	Non-Competition; Non-Solicitation. Executive will not, during the term of this Agreement, and for a period of one (1) year immediately following termination of employment: (i) directly or indirectly induce or solicit any employee of the Company or any of its subsidiaries to terminate such employment with the Company or its subsidiaries or directly or indirectly be involved in the hiring of any such employee, provided, that Executive knows that such employee is an employee of the Company or any of its subsidiaries at the time of such hiring or (ii) except as in connection with the performance of his Consulting Services, become employed by or perform activities or services on behalf of, or have an ownership interest in, any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in the radio broadcasting or radio network business. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than 5% of the capital stock of an entity that conducts a radio broadcasting or radio network business.

C.	Non-Disparagement. During the Term and at any time thereafter, Executive agrees that Executive will not, directly or indirectly, make or cause to be made any statement or criticism which is materially adverse to the interests of the Company or its subsidiaries; nor will Executive take any action that may reasonably cause the Company or its subsidiaries significant embarrassment, humiliation, or otherwise cause or contribute to the Company or its subsidiaries being held in disrepute by the public or the Company’s or its subsidiaries’ customers or employees, except as required by applicable law; provided, however, that nothing in this Section VII.C shall be interpreted to preclude Executive’s honest and good faith reporting to the Company, its counsel, or appropriate legal enforcement authorities. Company agrees that employees and directors of the Company and its subsidiaries will not, directly or indirectly, make or cause to be made any statement or criticism which is materially adverse to the interests of Executive; nor will employees and directors of the Company and its subsidiaries take any action that may reasonably cause Executive significant embarrassment, humiliation, or otherwise cause or contribute to Executive being held in disrepute by the public or the business community at large, except as required by applicable law.

D.	Reasonableness of Restrictions. Executive acknowledges that (i) the restrictions provided in this Section VII are necessary for the protection and to maintain the goodwill of the Company; (ii) Executive’s ability to work and earn a living is not unreasonably restrained by these restrictions and these restrictions do not impose an undue hardship on Executive’s ability to earn a living; (iii) should any provision of this Agreement (including but not limited to Section VII hereof) be found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be deemed amended or modified so as to permit those provisions to be enforceable under the laws and public policies applied in the jurisdiction to which enforcement is sought in a manner consistent with Section XVIII hereof; (iv) the Company will be entitled to enforce such provision for such period of time and within such area as may be determined to be reasonable by a court of competent jurisdiction; and (v) this Section VII.D shall continue to be in effect beyond the termination of Executive’s employment with the Company, regardless of the reason, to the extent provided herein.

VIII.	Certain Additional Payments by the Company.

A.	Golden Parachute. In the event it shall be determined that any payment or benefit to Executive, by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company assets (within the meaning of Section 280G of the Code, and the regulations thereunder) or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “280G Reimbursement Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax, imposed upon the 280G Reimbursement Payment, Executive retains an amount of the 280G Reimbursement Payment equal to the Excise Tax imposed upon the Change in Control Payments. The 280G Reimbursement Payment shall be paid on the thirtieth (30th) day from the date that Executive is deemed to have “excess parachute payments” as defined in Section 280G of the Code. All mathematical determinations, and all determinations as to whether any of the Change in Control Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made hereunder, including determinations as to whether a 280G Reimbursement Payment is required and the amount of such 280G Reimbursement Payment shall be made by an independent accounting firm mutually selected by the Company and Executive from among the four (4) largest accounting firms in the United States (the “Accounting Firm”), which shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any 280G Reimbursement Payment and any other relevant matter, both to the Company and Executive by no later than ten (10) days following the date of employment termination or, if applicable, such earlier time as is requested by the Company or Executive (if Executive reasonably believes that any of the Change in Control Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive and the Company that no Excise Tax is payable (including the reasons therefor) and that Executive has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon the Company and Executive, absent manifest error. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that 280G Reimbursement Payments not made by the Company should have been made (“Underpayment”), or that 280G Reimbursement Payments will have been made by the Company which should not have been made (“Overpayments”). In either such event, the

Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by Executive as a result of such Underpayment) shall be promptly paid by the Company to or for the benefit of Executive. In the case of an Overpayment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a 280G Reimbursement Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in Executive repaying to the Company an amount which is less than the Overpayment. The cost of the Accounting Firm in connection with any such Determination shall be paid by the Company.

B.	Section 409A. It is intended that any amounts payable under this Agreement shall comply with Section 409A of the Code and the regulations relating thereto so as not to subject Executive to the payment of interests and tax penalties which may be imposed under Section 409A of the Code. However, in the event that it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive would be subject to any tax imposed by Section 409A of the Code, the Company shall fully reimburse Executive for all tax penalties levied on the Executive with respect to such payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) under Section 409A of the Code (the “409A Gross Up Payment”) as well as for any other tax, including income and withholding taxes, levied on Executive with respect to the 409A Gross Up Payment.

IX.	Miscellaneous.

A.	Executive has previously provided to the Company a copy of the Termination Agreement dated as of February 28, 2005 (the “Termination Agreement”) by and between Executive and Viacom, Inc. Executive represents and warrants to the Company that, other than as set forth in the Termination Agreement, (i) Executive is free of employment restrictions from former employers and that Executive is not a party to any agreement, other than the Termination Agreement, the terms of which are inconsistent with the terms of this Agreement, or which would be breached by Executive’s services to or employment by the Company and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

B.	Executive acknowledges that Executive (i) has carefully read this Agreement in its entirety and has had an adequate opportunity to consider it and has consulted independent counsel of Executive’s choice, who has answered to Executive’s satisfaction all question Executive had regarding the meaning and significance of any of the provisions of this Agreement (ii) fully understands all the terms of this Agreement and their significance, (iii) knowingly and voluntarily assents to all the terms and conditions contained herein, (iv) is signing this Agreement voluntarily and of Executive’s own free will and (v) agrees to abide by all the terms and conditions contained herein. The language used in this Agreement shall be deemed to be the language mutually chosen by the parties hereto to reflect their mutual intent, and no doctrine of strict construction shall be applied against any party hereto.

X.	Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify in the sole discretion of the Compensation Committee.

XI.	Legal Fees. The Company shall reimburse Executive’s reasonable documented legal fees in connection with the negotiation of this Agreement.

XII.	Indemnification. The Company and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by applicable law and the By-Laws and Certificate of Incorporation of the Company with respect to any claims that may be brought against Executive arising out of or related to any action taken or not taken in Executive’s capacity as an employee, officer or director of the Company or any of its affiliates (including with respect to any action taken or not taken during the period commencing May 1, 2006 through May 25, 2006 in which time Executive provided services to the Company), including, without limitation, the advancement of legal fees and expenses, as such fees and expenses are incurred by Executive. In addition, Executive shall be covered, in respect of Executive’s activities as an officer or director of the Company or any of its affiliates, by the Company’s (or any of its affiliates’) Directors and Officers liability policy or other comparable policies, if any, obtained by the Company’s (or any of its affiliates’) successors, to the fullest extent permitted by such policies.

XIII.	Notices. For purposes of this Agreement, notices, demands, and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand; (b) sent by prepaid first class mail (airmail if to an address outside the country of posting); or (c) sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:

Robert G. Freedline

140 Riverside Blvd.

Apt 2303

New York, NY 10069

with a copy to:

Weil Gotshal & Manges, LLP

767 Fifth Avenue

New York, NY 10153

Attn: Michael Nissan, Esq.

If to the Company, addressed to:

Citadel Broadcasting Corporation

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

Attn: Chief Executive Officer

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attn: Andrew E. Nagel, Esq.

XIV.	Assignment/Successor Obligations. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) of the Company. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor thereto. This Agreement shall not be assignable by the Company without the prior written consent of Executive (which shall not be unreasonably withheld).

XV.	Amendment. This Agreement may not be amended or modified except by an instrument in writing executed by both the Company and Executive.

XVI.	Dispute Resolution. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, NY under the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then currently in effect, as modified herein. Arbitration proceedings shall take place in New York, New York, before a single neutral arbitrator who shall be a lawyer. In the event of breach or threatened breach by Executive or the Company of any provision hereof, the Company and Executive shall be entitled to seek temporary or preliminary injunctive relief or other equitable relief to which either of them may be entitled pending the outcome of any arbitration proceeding, without the posting of any bond or other security. Executive consents to the jurisdiction of New York courts for such purpose. The arbitrator shall have authority to award any remedy or relief that a court of the State of New York or federal court located in the State of New York could grant in conformity to applicable law on the basis of claims actually made in the arbitration. Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The arbitrator’s award shall be final and judgment may be entered upon such award by a court of competent jurisdiction. This arbitration procedure will be governed by the Federal Arbitration Act as will any actions to compel, enforce or vacate proceedings, awards, orders of the arbitration or settlement under this procedure. The Company shall directly pay the fees and expenses of counsel and other experts retained by Executive in connection with such dispute or controversy, on a current basis as they may be incurred, provided that Executive shall reimburse the Company for any amounts so paid unless at least one material matter in dispute or controversy is decided in favor of Executive.

XVII.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any choice of law or conflicts of law doctrines (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

XVIII.	Validity. The provisions of this Agreement shall be deemed to be severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision. The parties hereto agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in this Agreement with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The breach by the Company of any obligation or duty to Executive shall entitle Executive to his appropriate remedy at law but shall not, of itself, relieve Executive of any other obligation set forth in this Agreement.

XIX.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

XX.	Effect of Agreement. Except as set forth in the Restricted Stock Agreement, Option Agreement and the Plan, the terms of this Agreement shall supersede any obligations and rights of the Company and Executive, respecting employment, compensation and employee benefits on or after the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CITADEL BROADCASTING CORPORATION

By:	/s/ Farid Suleman
Name:	Farid Suleman
Title:	Chairman and Chief Executive Officer

/s/ Robert G. Freedline
ROBERT G. FREEDLINE